SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between SeaChange International, Inc. (the “Company”) and Yvette Kanouff (the “Employee”).

1. Termination of Employment. Employee’s employment ended on January 31, 2012 (the “Separation Date”). By signing this Agreement, Employee acknowledges receipt of all salary, bonuses, and other employment compensation due through and including the Separation Date, except as set forth below in this Section 1. Employee further acknowledges that the Company has paid Employee for all accrued but unused paid leave, which totals the gross amount of $20,000.24, representing 13 days of vacation, as well as $75,000 constituting all cash amounts due under the retention bonus award made to the Employee effective on July 20, 2011, and within ten (10) days from the date of this Agreement the Company will issue Employee 3,000 shares of common stock constituting all shares owing to Employee upon the vesting of RSUs under said retention bonus award, together with 8,330 shares of common stock earned pursuant to RSUs granted in connection with the Company’s Fiscal 2012 bonus plan. As of the Separation Date, no further leave will be accrued.

2. Benefits. Whether or not the Employee signs this agreement, Employee or Employee’s eligible dependent(s) may be eligible for continuation of Employee’s group medical and dental insurance coverage for up to eighteen (18) months following the Separation Date, at her or their own expense, under the federal law known as COBRA. The Company will provide Employee with further information relating to Employee’s eligibility for COBRA coverage under separate cover. Except as provided herein, Employee’s right to any and all Company benefits terminated on the Separation Date.

3. Stock Option and RSUs. All of Employee’s rights and obligations to stock options and restricted stock units, including without limitation vesting, exercise and expiration, will continue to be governed by the terms and conditions of the applicable plan pursuant to which such award was granted (whether the Company’s Amended and Restated 1995 Stock Option Plan, the Company’s Amended and Restated 2005 Equity Compensation and Incentive Plan, or the Company’s 2011 Compensation and Incentive Plan) (as applicable, the “Stock Plan”) and the agreements in connection therewith pursuant to which the applicable award was granted (the “Stock Agreement”).

4. Severance Payments. If Employee signs this Agreement within forty-five (45) days and does not revoke Employee’s acceptance within seven (7) days thereafter, then, in exchange for the promises contained herein, the Company will provide Employee with the following payments (the “Severance Payments”), which consideration Employee acknowledges is not otherwise owed to Employee under any employment agreement (oral or written) or any Company policy or practice:

a. In exchange for Employee’s release of claims under the federal Age Discrimination in Employment law (“ADEA”), the Company shall provide Employee with six (6) months of severance pay, in the total gross amount of two hundred thousand dollars ($200,000.00), payable in equal installments on the normal twice-monthly payroll schedule, less applicable deductions and withholdings.

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b. In exchange for Employee’s release of all other claims of discrimination of any sort, the Company shall provide Employee with an additional six (6) months of severance pay, in the total gross amount of two hundred thousand dollars ($200,000.00), less applicable deductions and withholdings.

c. In exchange for Employee’s release of all other claims of any nature, the Company shall provide Employee with one (1) year of Company paid COBRA coverage, or a lesser period until the Employee becomes eligible for health care coverage from a new employer, and the payment of the Company’s fiscal year 2012 compensation and bonus plan (the “FY12 Bonus Plan”), as calculated based on the Company’s fiscal 2012 year end financials (note amount is dependant upon the year end revenue numbers).

The amounts referenced in Paragraphs 4(a) – (c) above totaling one (1) year of pay in the total gross amount of four hundred thousand dollars ($400,000.00) in addition to the one year of paid COBRA and the payment of the earned annual FY12 bonus, are collectively referred to herein as the “Severance Payments.” The payments made on account of Employee’s annual salary will be paid in twenty four (24) equal installments on the Company’s regular payroll dates, the first such payment to be made on the first regular payroll date following the eighth (8th) day after the Company receives the signed Agreement from Employee (the “Effective Date”). The payment in respect of the FY12 Bonus Plan shall, subject to the terms of this Agreement, be payable at the same time and in the same manner as other recipients of awards pursuant to the FY12 Bonus Plan, with the exception that RSU grants shall be fully accelerated and vest immediately as of the date of this Agreement.

d. If the Company has advanced a tax payment on behalf of Employee in connection with shares of restricted stock units (RSU) granted to Employee, Employee agrees that the amount of any such tax payment made by the Company on her behalf shall be deducted from the Severance Payments in full and final payment of all taxes advanced by the Company and owed by Employee.

5. Company Property. By signing this Agreement, Employee represents and acknowledges that Employee has returned to the Company all originals and copies (both in paper and electronic form) of all Company documents and data and all Company property, including without limitation, fax machines, scanners, copiers, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, confidential names and addresses of Company customers and potential customers, customer lists, confidential customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and all other information or property held or used by Employee in connection with Employee’s employment with the Company. Notwithstanding the foregoing, Employee shall be entitled to retain the personal computer, laptop and cellular phone used in her employment by the Company, subject to removal therefrom by Employee, which removal Employee hereby certifies that she has completed, of all Company documents and data.

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6. General Release of Claims.

a. In exchange for the Severance Payments, Employee, on behalf of Employee and Employee’s spouse, heirs, executors, administrators, trustees, legal representatives, and assigns, hereby releases, indemnifies, holds harmless and forever discharges the Company, its predecessors and successors, its past and present parent corporations, divisions, subsidiaries, and affiliates, and the past and present officers, directors, employees, consultants, shareholders, partners, benefit plans, attorneys, agents, and assigns of any of them (any or all of which are referred to as the “Releasees”), from any and all claims, demands, liabilities, actions, and causes of action of every name and nature, whether known or unknown, that Employee now has or ever had from the beginning of the world to Effective Date or that arise out of or relate to Employee’s employment by or separation from employment with the Releasees or any of them. This general release of claims is intended by Employee to be all encompassing and to act as a full and total release of any legally available claims, whether specifically enumerated herein or not, that Employee may have or may have had against the Releasees arising from conduct occurring up to and through the Effective Date of this Agreement, including but not limited to any and all claims under local, state or federal law for wrongful discharge, wrongful termination, or wrongful dismissal; any and all claims for breach of an express or implied contract, covenant, or agreement; any and all claims for unlawful discrimination or harassment (including but not limited to claims alleged based on race, sex, sexual preference or sexual orientation, marital status, pregnancy, religion, creed, age, handicap, disability, national origin, ethnic heritage, ancestry, veteran status, retaliation, genetic information or any other protected classification protected by local, state, or federal law); any and all claims for violation of any fair employment practice law, including the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; any and all claims under the Family and Medical Leave Act, or any other federal, state or local law concerning leaves of absence; any and all claims under the Worker Adjustment and Retraining Notification (“WARN”) Act or any other local, state, or federal law; any and all claims under the Employee Retirement Income Security Act (other than claims against an employee benefit plan seeking payment of a vested benefit under the terms of that plan); any and all claims pursuant to any other state law, including but not limited to, the Pennsylvania Human Relations Act, 43 P.S. § 951, et seq., the Pennsylvania Equal Pay Law, 43 P.S. §§ 336.1-336.10, and the Pennsylvania Protection of Employees Act, 34 Pa. Code § 319.1 et seq.; any and all claims for infliction of emotional distress; any and all claims for defamation; any and all claims for invasion of any right of privacy; any and all negligence claims; any and all tort claims; any and all statutory claims; any and all constitutional claims; any and all claims for violation of any civil rights; any and all claims for reinstatement or reemployment by the Releasees; any and all claims for wages, bonuses, incentive compensation, equity compensation, stock payments or appraisal rights, phantom stock payments, or other compensation or benefits, and any and all claims for compensatory or punitive damages, interest, attorney’s fees, or costs, including costs and fees already incurred.

b. This release shall not be construed to impair Employee’s right to enforce the terms of this Agreement. Nor does this release waive Employee’s right to seek a judicial determination of the validity of her waiver of ADEA rights and claims.

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c. This release does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this release prohibit or bar Employee, nor the Directors or Officers of the Company from providing truthful testimony in any legal proceeding, from cooperating with, or making truthful disclosures to, any local, state, or federal anti-discrimination agency. Notwithstanding the foregoing, with respect to any claim that can be released by private agreement, Employee agrees to release and waive Employee’s right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on Employee’s behalf, either individually or as part of a collective action, by any governmental agency or other third party.

7. Non-Filing of Claims. Employee represents and warrants that Employee has not filed any complaints, charges or claims for relief against any of the Releasees with any local, state or federal court or administrative agency.

8. Non-Disparagement. Except as permitted by Section 6(c), Employee agrees not to make any statement, written or oral, which disparages the Company, its products or services, or any of its directors, officers, employees, or agents, it being understood and agreed that factual statements made in the ordinary course of conducting commercial business shall not be deemed to constitute disparagement. Except as permitted by Section 6 (c), neither the Directors nor Officers of the Company shall make any statement written or oral which disparages the Employee.

9. Cooperation. Employee hereby agrees to provide commercially reasonable assistance to and cooperation with the Company if called upon by it with regard to: (i) the transition of Employee’s job responsibilities, and (ii) any lawsuit, claim, action, investigation, administrative review or otherwise that may be brought by a third party against the Company and which may involve facts or knowledge of which Employee may be aware as a result of Employee’s employment or position with the Company. The Company will reimburse Employee for any reasonable out of pocket expenses incurred by Employee in connection with the foregoing.

10. Waiver of Rights and Claims Under the Age Discrimination in Employment Act. Because Employee is forty (40) years of age or older, Employee is protected against age discrimination by the federal Age Discrimination in Employment Act. Employee has or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and the Employee agrees that:

(a) In consideration for the amounts described in Section 4(a) of this Agreement, which Employee is not otherwise entitled to receive, Employee specifically and voluntarily waives such rights and/or claims under the ADEA, as amended by the Older Workers Benefit Protection Act, that Employee might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed.

(b) Employee understands that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by Employee.

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(c) The Company has advised Employee that Employee has at least forty-five (45) days within which to consider the terms of this Agreement (including all Exhibits). The Company advises Employee to consult with or seek advice from an attorney of Employee’s choice prior to executing this Agreement. If Employee signs this Agreement in fewer than forty-five (45) days, Employee acknowledges that the decision was entirely voluntary and that Employee was given the full forty-five (45) days to consider the Agreement. If Employee does not sign this Agreement and return it to the Company within forty-five (45) days, the offer contained herein shall be null and void.

(d) The forty-five (45) day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(e) Employee acknowledges that Employee received Exhibit B, which consists of a description of (i) any class, unit or group of individuals covered by the severance benefits program; (ii) any eligibility factors for such program and time limits applicable to such program; and (iii) the job title and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program as required by the Older Workers Benefit Protection Act (the “OWBPA material”).

(f) Employee understands that Employee may revoke this Agreement for a period of seven (7) days after signing this Agreement, and that it shall not be effective or enforceable until the expiration of this seven (7) day Revocation Period. To revoke this Agreement, a written notice of revocation must be received by Human Resources at the Company within the 7-day revocation period.

(g) Employee has carefully read and fully understands all of the provisions of this Agreement, and Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and

(h) In entering into this Agreement Employee is not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

11. Binding Nature of Agreement. This Agreement shall be binding on and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, and executors. Employee’s obligations under this Agreement are personal and may not be assigned. The Company may assign its rights and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

12. Use of the Agreement as Evidence; Liability. This Agreement may not be used as evidence in any proceeding of any kind, except a proceeding in which one of the parties or a Releasee alleges a breach of the terms of this Agreement or elects to use this Agreement as a defense to any claim. This Agreement shall not constitute an admission or acknowledgment of liability or wrongdoing on the part of any or all of the Releasees.

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13. Nondisclosure and Noncompetition Obligations. Regardless of whether Employee signs this Agreement, the Employee Noncompetition, Nondisclosure and Developments Agreement with the Company (the “Noncompetition Agreement”), a copy of which is attached hereto as Exhibit A, shall remain in full force and effect following the Separation Date. Employee represents and acknowledges that Employee has at all times complied with the Noncompetition Agreement, and will continue to do so following the Separation Date.

14. Consequences of Breach. Employee understands and agrees that the Company may terminate Employee’s eligibility for the Severance Pay if Employee violates this Agreement, and that the Company shall further have the right to recover from Employee any Severance Pay paid to Employee or on Employee’s behalf during any time periods following the commencement of any such breach. Employee further agrees that a breach of Paragraphs 5, 7, 8 9 and/or 13 herein would result in irreparable harm to the Company and that money damages would not provide an adequate remedy. Therefore, Employee agrees that in addition to any other rights that it may have, the Company shall have the right to specific performance and injunctive relief in the event Employee breaches any of those Paragraphs of this Agreement.

15. Information on Reduction in Force. In compliance with the Older Workers Benefit Protection Act, the Company advises Employee of the following: Due to economic reasons and changed business needs, the Company is terminating 10 employee(s) in the Sales, Services and Engineering Business Units as further specified in Exhibit B attached hereto. All of the employee(s) being terminated will be eligible to receive severance pay in exchange for signing a release of claims.

16. Entire Agreement; Modification. With the exception of the Noncompetition Agreement, the Stock Plans, and the Stock Agreements, all of which shall remain in full force and effect, this Agreement is the entire agreement between the Company and Employee and all previous agreements or promises between them are superseded and void. This Agreement may be modified only by a written agreement signed by Employee and an officer of the Company.

17. Acknowledgements. By signing this Agreement, Employee acknowledges that Employee has carefully read and fully understands this Agreement, Employee is not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement, Employee has had forty-five (45) days to review this Agreement, and Employee is signing it voluntarily.

18. Governing Law; Interpretation. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either Employee or the Company. The law of the Commonwealth of Pennsylvania will govern any dispute about this Agreement. If for any reason any part of this Agreement shall be determined to be unenforceable, the remaining terms and conditions shall be enforced to the fullest extent possible.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date last written below.

/s/Yvette Kanouff	February 21, 2012
DATE

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Raghu Rau	February 23, 2012
Title:	CEO	DATE

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Exhibit A

Copy of Noncompetition Agreement

EMPLOYEE NONCOMPETITION, NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

In consideration and as a condition of my employment or continued employment by SeaChange International, Inc. (the "Company"), I hereby agree with the Company as follows:

1. During the period of my employment by the Company (the "Employment Period"), I will devote my full time and best efforts to the business of the Company. Further, during the period of my employment by the Company and for one year thereafter, I agree that I will not, directly or indirectly, alone or as a partner, officer, director, employee or stockholder of any entity, (a) engage in any business activity which is in competition with the products or services being developed, manufactured or sold by the Company or (b) solicit, interfere with or endeavor to entice away any employee of the Company. The period following the termination of my employment during which these restrictions apply (the "Post-employment Period") shall be extended by the length of any period of time during the Post-employment Period during which I am in violation of this paragraph.

2. I will not at any time, whether during or after the Employment Period, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. Further, I agree that during and after the Employment Period I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

3. If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or

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registerable under copyright, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned me by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then:

(a) such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

(b) I shall promptly disclose to the Company (or any persons designated by it) each such Development;

(c) as may be necessary to ensure the Company's ownership of such Developments, I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation; and

(d) I shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

4. I will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure my signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any

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such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

5. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. I further agree and acknowledge that the post-employment non-competition provision set forth in Paragraph 1 hereof, and the remedies set forth in this paragraph, are necessary and reasonable to protect the business of the Company.

6. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

7. No claim of mine against the Company shall serve as a defense against the Company's enforcement of any provision of this Agreement.

8. I represent that the Developments identified in the pages, if any, attached hereto as Exhibit A comprise all the unpatented and unregistered copyrightable Developments which I have made, conceived or created prior to the Employment Period, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title and purpose of such Developments but not details thereof.

9. I further represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

10. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

11. I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

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12. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

13. The term "Company" shall include SeaChange International, Inc. and any of its subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

14. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained in any state or federal court located in Boston, Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of September 22, 1997.

Signature

Yvette Gordon

Address

3606 Rothbury Dr
Orlando, FL 32812

261XHZ7225/1.54202_1

EXHIBIT A

Prior Developments

261XHZ7225/1.54202_1

Exhibit B

Older Worker Benefit Protection Act Disclosures

PROGRAM ELIGIBILITY FACTORS

Decisional Unit: Employees affected by the reorganization of SeaChange International, Inc.’s Sales, Services and Engineering Business Units.

Eligibility: Employees in the decisional unit who are being laid off because the employee’s position was eliminated or the number of employees performing the job was reduced.

Layoff decisions were made across the Sales, Services and Engineering Business Units.

Eligible employees are being offered severance in return for signing a separation agreement that includes a waiver of claims (“Letter Agreement”).

Time Limits: All individuals who are being offered consideration under a Separation Agreement and General Release must sign the Agreement and return it within forty-five (45) days of receiving the Agreement and its associated exhibits, including this Exhibit B or by Employee’s respective Separation Date, whichever is later. Once the signed Agreement is returned, the individual will have seven (7) days to revoke in writing the Separation Agreement and Release.

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PROGRAM SELECTION CRITERIA

Employees were selected for this involuntary reduction in force either because of a position elimination.

In job consolidation situations, employees performing substantially the same job or function were compared and employees were selected for the involuntary reduction in force based on their skills and abilities to do the remaining and future work.

In job eliminations, all employees in the applicable job classification or function were selected for the layoff.

As required by law in connection with your consideration of the Letter Agreement, this Exhibit B will serve to advise you of the job titles and ages of the persons whose employment will be terminated (and who have been offered severance benefits) and the job titles and ages of the persons whose employment will not be terminated (and will not be offered severance benefits) at this time.

The following is a listing of the ages and job titles of employees in the executive group who were eligible for severance benefits and those who were not eligible for severance benefits.

Class/Unit/Department	Job Title and Ages of Employees	Status: Eligible/Not Eligible
Executive	President - 46	Selected

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